UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2021

AECOM

(Exact name of Registrant as specified in its charter)

Delaware	0-52423	61-1088522
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

300 South Grand Avenue, 9th Floor

Los Angeles, California 90071

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code  (213) 593-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ACM	New York Stock Exchange

Item 1.01.	Entry into a Material Definitive Agreement.

On February 8, 2021 (the “Amendment Effective Date”), AECOM entered into that certain 2021 Refinancing Amendment to Credit Agreement (the “Amendment”), by and among AECOM, each guarantor party thereto, the lenders party thereto (the “Lenders”) and Bank of America, N.A. as administrative agent (the “Administrative Agent”), amending that certain Syndicated Facility Agreement, dated as of October 17, 2014, by and among AECOM, the other borrowers (together with AECOM, the “Borrowers”) and guarantors from time to time party thereto, the lenders from time to time party thereto, and the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and as amended by the Amendment, the “Credit Agreement”), pursuant to which the Lenders extended the maturity of the revolving credit facility (as amended, the “Revolving Credit Facility”) and the term loans outstanding under the Existing Credit Agreement (as amended, the “Term Loans”) until February 8, 2026. In addition, the Amendment reduced the size of the Revolving Credit Facility to $1,150,00,000.

The Credit Agreement contains customary negative covenants that include, among other things, limitations or restrictions on the ability of AECOM and certain of its subsidiaries, subject to certain exceptions, to incur liens and debt, make investments, dispositions, and restricted payments, change the nature of their business, consummate mergers, consolidations and the sale of all or substantially all of their respective assets, taken as a whole, and transact with affiliates. AECOM is also required to maintain a consolidated interest coverage ratio of at least 3.00 to 1.00 and a consolidated leverage ratio of less than or equal to 4.00 to 1.00 (subject to certain adjustments in connection with permitted acquisitions), tested on a quarterly basis. The Credit Agreement contains customary affirmative covenants, including, among other things, compliance with applicable law, preservation of existence, maintenance of properties and of insurance, and keeping proper books and records. The Credit Agreement contains customary events of default, including, among other things, nonpayment of principal, interest or fees, cross-defaults to other debt, inaccuracies of representations and warranties, failure to perform covenants, events of bankruptcy and insolvency, change of control and unsatisfied judgments, subject in certain cases to notice and cure periods and other exceptions.

The applicable interest rate under the Credit Agreement is calculated at a per annum rate equal to, at AECOM’s option, (a) LIBOR plus an applicable margin (the “LIBOR Applicable Margin”), which is currently at 1.50% or (b) the federal funds effective rate plus an applicable margin (the “Base Rate Applicable Margin” and together with the LIBOR Applicable Margin, the “Applicable Margins”), which is currently at 0.50%. The Credit Agreement includes certain environmental, social and governance (ESG) metrics relating to AECOM’s CO2 emissions and its percentage of employees who identify as women (each, a “Sustainability Metric”). The Applicable Margins and the commitment fees for the Revolving Credit Facility will be adjusted on an annual basis based on AECOM’s achievement of preset thresholds for each Sustainability Metric. The outstanding Term Loans were borrowed in U.S. dollars. Loans under the Revolving Credit Facility may be borrowed, and Letters of Credit thereunder may be issued, in U.S. dollars or in certain foreign currencies.

Certain subsidiaries of AECOM (the “Guarantors”) have guaranteed the obligations of the Borrowers under the Credit Agreement, and the Borrowers’ obligations under the Credit Agreement are secured by a lien on substantially all of the assets of AECOM and the Guarantors.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is expected to be filed as an exhibit to AECOM’s Form 10-Q for the fiscal quarter ended December 31, 2020.

Item 2.02.	Results of Operations and Financial Condition

On February 8, 2021, AECOM issued a press release announcing its financial results for the quarter ended December 31, 2020. A copy of the press release is attached to this report as Exhibit 99.1. Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

AECOM reports its results of operations based on 52 or 53-week periods ending on the Friday nearest September 30, December 31, March 31, and June 30. For clarity of presentation, all periods are presented as if the periods ended on September 30, December 31, March 31, and June 30.

Item 8.01.	Other Events.

On February 8, 2021, AECOM issued a press release announcing the entry into the Amendment described in Item 1.01 above. The press release is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated February 8, 2021 entitled “AECOM reports first quarter fiscal year 2021 results.”
99.2	Press Release, dated February 8, 2021 entitled “AECOM amends and extends its credit facility and links borrowing cost to sustainability and diversity goals.”
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

AECOM

Dated: February 8, 2021	By:	/s/ David Y. Gan
David Y. Gan
Executive Vice President, Chief Legal Officer